EXHIBIT 99.1

News Release

Investor Contact:	Yasmin Seyal

senior vice president & chief financial officer

916-351-8585

Press Contact:	Linda Beech Cutler
vice president, corporate communications
916-351-8650

For Immediate Release

GenCorp Completes Sale of GDX Automotive Business

SACRAMENTO, CA — August 31, 2004 — GenCorp Inc. (NYSE: GY) announced today that it has completed the sale of its GDX Automotive business (GDX) to Cerberus Capital Management, L.P., a New York-based investment firm.  GenCorp will receive $147 million in cash from the transaction, on a debt-free cash-free basis.

“The sale of GDX represents a major step in GenCorp’s efforts to focus the Company’s resources in our Aerospace and Defense and Real Estate operations, where we believe we can achieve higher returns and growth,” said Terry Hall, chairman of the Board, president and chief executive officer of GenCorp.

GenCorp classified GDX as a discontinued operation as of the second quarter of 2004, recording a one-time charge in that quarter of $261 million to reflect the estimated disposition value.

Deutsche Bank Securities Inc. acted as a financial advisor to GenCorp on the transaction.

About GenCorp

GenCorp is a technology-based manufacturer with positions in the aerospace and defense, real estate and the pharmaceutical fine chemicals industries.  Additional information about GenCorp can be obtained by visiting the Company’s web site at www.GenCorp.com.

About Cerberus

Headquartered in New York, Cerberus Capital Management and its affiliated entities manage funds and accounts with capital in excess of $14 billion.

Forward-Looking Statements

The statements in this press release regarding the sale of the GDX Automotive business, as well as the Company’s plans for its core businesses are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties.  In addition, the Company’s future plans for its core businesses are dependent upon the future performance of the core businesses, opportunities for growth and market conditions generally.  Actual results may differ from those expressed in the forward-looking statements.

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